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Exhibit 8.1 - Opinion of McGuire, Woods, Battle & Boothe LLP -
              Tax Matters


                                  February 11, 2000



First North American National Bank
225 Chastain Meadows Court
Kennesaw, Georgia  30144

                      Circuit City Credit Card Master Trust
                             Asset Backed Securities
                       Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as special tax counsel to First North American National Bank, a national banking association ("FNANB"), and the Circuit City Credit Card Master Trust (the "Trust") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 and Amendment No. 1 thereto (together, the "Registration Statement") registering Asset Backed Securities representing undivided interests in certain assets of the Trust (the "Securities"). The Securities of a particular series will be issued pursuant to the Master Pooling and Servicing Agreement dated as of October 4, 1994, as amended (the "Pooling and Servicing Agreement"), between FNANB and Bankers Trust Company, as trustee (the "Trustee"), filed as Exhibit
4.1 to the Registration Statement, and a related Series Supplement to the Pooling and Servicing Agreement (a "Series Supplement") between FNANB and the Trustee, the form of which is filed as Exhibit 4.2 to the Registration Statement.

                  In connection with our engagement, we have examined (i) the Registration Statement, including the form of prospectus included therein (the "Prospectus"), (ii) the Pooling and Servicing Agreement, (iii) the form of Series Supplement and (iv) such other documents as we have deemed necessary or advisable for purposes of this opinion.



                  The opinion expressed herein is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary and final Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which such opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service.
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                  Based upon and subject to the foregoing, we hereby confirm that the statements set forth under the caption "Material Federal Income Tax Consequences" in the Prospectus, insofar as such statements constitute matters of law or legal conclusions with respect thereto and except to the extent qualified therein, constitute our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Securities, and we expressly adopt them as such.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuire, Woods, Battle & Boothe LLP under the caption "Material Federal Income Tax Consequences" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ McGuire, Woods, Battle & Boothe LLP